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                                                                   EXHIBIT 10.8

EXECUTION COPY


                            CO-PROMOTION AGREEMENT


     This Agreement is made and entered into as of March 1, 2000, by and between Elan Pharmaceuticals, Inc. ("Elan") and Endo Pharmaceuticals Inc. ("Endo").

     WHEREAS, Endo desires to have Elan Co-Promote (as defined below) the Product (as defined below) to certain healthcare professionals (the "Target Healthcare Professional" as defined below) in the Territory (as defined below); and

     WHEREAS, Elan has a professional sales force that can promote the Product to the Target Healthcare Professional in the Territory; and

     WHEREAS, the parties desire that Elan Co-Promote the Product to the Target Healthcare Professionals in the Territory.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1.   DEFINITIONS
          -----------

     The following terms shall have the following meanings for all purposes of this Agreement:

          1.1 "Affiliate" means any corporation, association or other entity, which directly or indirectly controls, is controlled by or is under common control with the party in question. As used herein the term "control" means control with possession of the power to direct, or cause the direction of, the management and policies of a corporation, association, or other entity.

          1.2 "Adverse Drug Experience" shall mean all data concerning any serious or unexpected adverse event associated with the use of a drug in humans, whether or not considered drug-related, with regard to Product which may come to the attention of Elan or its Professional Sales Representatives, and which is of such a nature and magnitude that it is required under 21 CFR 314.80, or any successor provision in the laws and regulations of the FDA, to be collected, maintained, and reported to the FDA.

          1.3 "Baseline" ***.

     The confidential portions of the is exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 406 of the Securities Act of 1933.

          REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.













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          1.4 "Best Reasonable Efforts" means those efforts which would be made by a reasonably prudent business person acting in good faith, in the exercise of reasonable commercial judgment and in a manner consistent with those efforts a party in the pharmaceutical industry devotes to the Promotion of pharmaceutical products having market potential similar to the Product in the Territory.

          1.5 "Co-Promotion" shall mean to engage, in those promotional activities that a pharmaceutical sales force would ordinarily engage in for the purpose of encouraging or influencing a Target Healthcare Professional to prescribe a pharmaceutical product to appropriate patients. The word "Co-Promotion" whether used as a verb or noun in this Agreement shall have the same meaning.

          1.6. "Detail" shall mean a face-to-face presentation by a Professional Sales Representative to a Target Healthcare Professional in the Territory, which includes, as appropriate, one or more of the following: (a) a discussion, with the use of one or more visual aids, with the Target Healthcare Professional, of the features and benefits of the Product, (b) provision of Product Samples and Product Literature to the Target Healthcare Professional in the Territory, and
(c) a specific request for action, in order to encourage the sale of Product. The word "Detail" whether used as a verb or noun in this Agreement shall have the same meaning.

          1.7 "Effective Date" shall mean the date first written above.

          1.8 "FDA" shall mean the United States Food and Drug Administration.

          1.9 "Gross Sales" shall mean amounts invoiced by Endo to third parties for commercial sale of the Product in the Territory.

          1.10 "Market" shall mean, when used as a verb, to market, sell, distribute, Promote, or advertise a product.

          1.11 "Net Sales" shall mean the gross invoice price of the Product sold by Endo to any third party in the Territory, excluding Affiliates and sublicensees, less (i) cash, trade, promotional, quantity, and/or other customary discounts, (ii) retroactive price reductions and/or rebates, including Medicaid rebates, (iii) sales, use, or other excise taxes, (iv) returns and allowances, and (v) credits and chargebacks.

          1.12 "Net Sales Target HCP Percentage" shall be a percentage calculated, for the period under review, according to the following method:
Extended units, i.e, a single patch of the Product as prescribed by Target Healthcare Professionals in the Territory divided by extended units of the Product as prescribed by all prescribers in the Territory. The foregoing shall be calculated using the average of IMS and Scott-Levin data for the applicable period, or such other data as may be used with the parties' mutual consent. The parties shall exchange such data as may be necessary in order to facilitate this calculation. In the event there is a differential of plus or minus *** between the IMS and Scott-Levin data, either party has the right to request an audit of such data.

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          1.13 "Product" shall mean the transdermal prescription pharmaceutical patch currently sold in the Territory under the trademark, Lidoderm(R) (lidocaine 5% patch).

          1.14 "Product Literature" shall mean the promotional, medical, informative and other written information concerning the Product intended for distribution or use by Professional Sales Representatives in the field, which is provided to Elan and its Professional Sales Representatives by Endo, at Elan's expense, as provided herein, to be used in connection with the Co-Promotion of the Product to Target Healthcare Professionals in the Territory.

          1.15 "Product Sample" shall mean a unit of the Product, as provided by Endo, to Elan, at Elan's expense as provided herein, which is not intended to be sold and is intended to Promote the sale of the Product to Target Healthcare Professionals in the Territory. For purposes of this Agreement, Product Sample shall also include certain ancillary materials such as the patient pain diary and patient education brochure.

          1.16 "Professional Sales Representative" shall mean an individual who is employed by Elan to Co-Promote the Product to Target Healthcare Professionals in the Territory. Such an individual shall have the requisite skills, knowledge, and experience. to Co-Promote the Product to Target Healthcare Professionals in the Territory.

          1.17 "Promotion" shall mean to engage in those promotional activities that a pharmaceutical sales force would ordinarily engage in for the purpose of encouraging or influencing a healthcare professional to prescribe a pharmaceutical product to appropriate patients. The word "Promotion" whether used as a verb or noun in this Agreement shall have the same meaning.

          1.18 "Report" means a report or analysis regarding all activities and any other reports reasonably requested by Endo which are related to the Co-Promotion of the Product by Elan in the Territory. The type of reports and frequency of such reports shall be mutually agreed to by the parties.

          1.19 "Second Position Detail" shall mean a Detail by an Elan Professional Sales Representative to a Target Healthcare Professional in the Territory in which the Product is Detailed in the second or first position. For purposes of this Agreement, first, second and third "positions" refer to the order of Detailing a product relative to other products being promoted during the same Detail.

          1.20 "Target Healthcare Professional" shall mean (N) neurologists, (PM and R), physical medicine and rehabilitation specialists, (AN) anesthesiologists, (APM) pain specialists, and child neurologists (CHN), as designated as such by IMS or Scott-Levin, or such other data as mutually agreed to by the parties.

          1.21 "Third Position Detail" shall mean a Detail by an Elan Professional Sales Representative to a Target Healthcare Professional in the Territory in which the Product is Detailed in the third or higher position.

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          1.22 "Term" of this Agreement shall mean the time period defined in
Article 10.1.

          1.23 "Territory" shall mean the fifty (50) states of the United States of America, the District of Columbia, and the Commonwealth of Puerto Rico.

          1.24 "Year 1" shall mean the period from March 1, 2000 to March 31, 2001.

          1.25 "Year 2" shall mean the period from April 1, 2001 to March 31, 2002.

          1.26 "Year 3" shall mean the period from April 1, 2002 to March 31, 2003.

2.   APPOINTMENT
     -----------

     2.1 Appointment: During the Term of this Agreement, Endo hereby appoints
     ---------------
Elan, to exclusively (except for Endo), Co-Promote the Product to Target Healthcare Professionals in the Territory, in accordance with the terms of this Agreement, provided that, during the Term of this Agreement, Endo shall have the right, in addition to Promoting the Product to Target Healthcare Professionals in the Territory, to continue the telemarketing pilot program conducted by a third party for the Product to Target Healthcare Professionals in the Territory. The parties agree that Elan shall not distribute the Product except that Elan may provide Product Samples, in accordance with Article 12 herein, to Target Healthcare Professionals in the Territory in connection with the Co-Promotion of the Product to such healthcare professionals.

     2.2 Competition by Elan. During the Term of this Agreement in the event
         -------------------
that Elan's senior management (i.e., Elan officers) express a serious intent to Market, in the Territory, its own or a third party's topical patch, cream or other transdermal or topical prescription pharmaceutical product for the treatment of pain, Elan shall provide Endo with written notice of such intent as soon as practicable, and Endo shall have the right, notwithstanding Article 11.2, to immediately terminate this Agreement upon written notice to Elan.

3.   RESPONSIBILITIES OF THE PARTIES
     -------------------------------

     3.1  Responsibilities of Elan.
          ------------------------

               (a) Elan shall use its Best Reasonable Efforts to Co-Promote the Product to Target Healthcare Professionals in the Territory. During the Term of this Agreement, Elan must maintain a trained sales force of Professional Sales Representatives to Co-Promote the Product to Target Healthcare Professionals in the Territory.

               (b) Elan agrees to make *** Details per year to Co-Promote the Product to Target Healthcare Professionals in the Territory. During Year 1 of this Agreement, Elan shall perform a *** Second Position Details and *** Third Position Details to Target Healthcare Professionals in the Territory. During Years 2 and 3 of this Agreement, Elan shall perform ***
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Second Position Details and *** Third Position Details to Target Healthcare
Professionals in the Territory.

          (c) Within sixty (60) days of the end of the calendar quarter, Elan shall provide Endo with quarterly Detail and Product Sample Reports which accurately document its Detailing and Product Sampling to Target Healthcare Professionals in the Territory. Product Sample information and Detail information shall be provided by the individual Target Healthcare Professional's medical education number for each Target Healthcare Professional in the Territory.

          (d) In connection with the Co-Promotion of the Product to Target Healthcare Professionals in the Territory, Elan agrees to limit the claims of efficacy and safety for the Product to those which are consistent with Endo's approved labeling for the Product in the Territory, and the Product Literature. Elan shall not add, delete or modify claims of efficacy or safety in its Co-Promotion of the Product nor make any changes in the Product Literature. Elan's use of the Product Literature and Elan's Co-Promotion of the Product, shall be in compliance with regulatory, professional and legal requirements including, but not limited to, FDA's regulations concerning the advertising of prescription drug products, the American Medical Association's guidelines on Gifts to Physicians, the PhRMA Guidelines for Marketing Practices, the ACCME Standards for Commercial Support of Continuing Medical Education, and any updates thereto. Notwithstanding Article 11.2, Endo, at its discretion, may immediately, upon written notice to Elan, terminate this Agreement for any material breach of this provision.

          (e) In connection with the Co-Promotion of the Product, including the distribution of Product Samples to Target Healthcare Professionals in the Territory, Elan shall comply with the Prescription Drug Manufacturers' Act of 1987, as amended ("PDMA") and all other applicable laws, rules, and regulations, including maintaining appropriate sample accountability procedures and policies and maintaining and retaining all applicable records and Reports. Notwithstanding Article 11.2, Endo, at its discretion, may immediately, upon written notice to Elan, terminate this Agreement for any material breach of this provision.

          (f) The determination of the content, the quantity and the method of distribution of the Product Literature shall be the sole responsibility of, and at the sole discretion of Endo, subject to making reasonable quantities of such materials available to Elan's Professional Sales Representatives for use in the Co-Promotion of the Product to Target Healthcare Professionals in the Territory under this Agreement. In connection with the Co-Promotion of the Product, Elan shall use only the Product Literature provided by Endo, at Elan's expense, which shall be used only for the purposes of this Agreement and which shall be returned to Endo promptly upon termination of this Agreement, except for one complete set of such Product Literature which shall be retained in Elan's legal files for verification purposes only. All copyright and other intellectual property rights in the Product Literature shall remain at all times vested in Endo. Elan shall not create, distribute or use sales, promotional or other similar material related to the Product for use in Detailing without the prior written consent of Endo. Notwithstanding Article 11.2, Endo, at its discretion, may immediately, upon written notice to Elan, terminate this Agreement for any material breach of this provision.

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          (g) In connection with the Co-Promotion of the Product to Target
Healthcare Professionals in the Territory, Elan shall comply with all laws of the Territory and all other applicable laws and regulations (including but not limited to regulations regarding Promotion and Adverse Drug Experience reporting), and shall do nothing which Elan knows or should reasonably know would jeopardize the goodwill or reputation of Endo or the reputation of the Product. Notwithstanding Article 11.2, Endo, at its discretion, may immediately upon written notice to Elan terminate this Agreement for any material breach of this provision.

          (h) Elan's Professional Sales Representatives shall remain exclusively under the authority of Elan. Elan shall have full responsibility for the dissemination of information regarding the Product to its Professional Sales Representatives based upon information provided by Endo.

          (i) In performing its obligations under this Agreement, Elan shall employ its personnel (including management and Professional Sales Representatives) and utilize other resources, without charge or expense to Endo, except as specifically set forth in this Agreement, as Elan, in its sole discretion, may deem necessary or desirable. Elan shall supervise its own Professional Sales Representatives and shall be responsible for hiring, firing, remuneration, employee benefits, incentive compensation, and sales training.

     3.2  Responsibilities of Endo
     -----------------------------

          (a) Endo shall have sole and exclusive responsibility for the development and implementation of the Marketing, planning and strategy, content of promotional message, and the pricing for the Product.

          (b) Endo shall have sole responsibility for the distribution of the Product, including but not limited to filling of all orders for the Product as well as establishing and modifying, in its sole discretion, the terms and conditions of sale for the Product, including any terms and conditions relating to or affecting the price at which the Product will be sold to third parties.

          (c) Endo shall notify Elan of price increases or decreases for the Product in the Territory which effect the Co-Promotion of the Product to Target Healthcare Professionals in the Territory no later than the date such information is disseminated to Endo's customers and to its own sales force.

          (d) Endo shall provide to Elan, at Elan's expense, the Product Literature. Such materials shall be purchased by Elan from Endo at Endo's actual out-of-pocket cost, for use in the Co-Promotion of the Product by Elan's Professional Sales Representatives to Target Healthcare Professionals in the Territory. Notwithstanding the foregoing, in the event Endo provides to Elan such Product Literature in an electronic format or in a format ready for duplication, one set of such Product Literature shall be provided to Elan, at no charge.

          (e) Endo shall provide to Elan, at Elan's expense, Product Samples with adequate dating consistent with Elan's reasonable Detailing activity. These Product

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Samples shall be purchased by Elan from Endo at Endo's actual out-of-pocket cost, without profit or mark-up, plus shipping costs, for use in the Co-Promotion of the Product by Elan's Professional Sales Representatives to Target Healthcare Professionals in the Territory. Elan, at its discretion, may immediately upon written notice to Endo terminate this Agreement for any material breach of this provision.

          (f) During the Term of this Agreement, to the extent that Endo is Detailing another Endo product to a Target Healthcare Professional in the Territory, Endo will commit to Detail the Product to such Healthcare Professional. Further, during the Term of this Agreement, Endo shall continue its same level of non-personal Promotion for the Product in the Territory which exists as of the Effective Date of this Agreement. Elan, at its discretion, may immediately upon written notice to Endo terminate this Agreement for any material breach of this provision.

          (g) Endo reserves the right, in its sole discretion, to change, at any time during the Term of this Agreement, the Marketing strategy and tactics for the Product. In the event that Endo makes any such changes, Endo shall provide prompt written notice to Elan after as much oral notice as is practical under the circumstances.

          (h) Endo shall be responsible for the distribution, excluding distribution of Product Samples by Elan and its Professional Sales Representatives under the terms of this Agreement, and sale of the Product in the Territory and for compliance with all applicable laws, rules and regulations regarding the development, manufacture, packaging, labeling, distribution and sale of the Product, and for full compliance with its obligations as licensee of the holder of the new drug application for the Product, including without limitation, reporting of Adverse Drug Experiences and submission to the FDA of Product Literature. Elan, at its discretion, may immediately upon written notice to Endo terminate this Agreement for any material breach of this provision.

   3.3  Joint Responsibilities.
        ----------------------

          (a) The appropriate representatives of Endo and Elan shall meet periodically, as mutually agreed, to discuss the Co-Promotion of the Product. Endo shall at all times have final authority and responsibility for the Product's Marketing strategy and for the content and selection of the Product Literature to be used by Elan's Professional Sales Representatives to Co-Promote the Product to Target Healthcare Professionals in the Territory. The timing and nature of Product-specific training for Elan's Professional Sales Representatives shall be mutually agreed upon by the parties within fifteen (15) days of the Effective Date of this Agreement. Endo shall provide at Endo's expense, one or more of its marketing and sales personnel to assist in training the Elan Professional Sales Representatives at a time and location to be mutually agreed to by the parties, provided that such training shall take place
                                   -------------
no later than fifteen (15) days from the date of execution of this Agreement.

          (b) Record Retention and Audits: Each party shall keep and maintain
              ---------------------------
complete and accurate records relating to the performance of its obligations under this Agreement, including without limitation records relating to Co-Promotion activities such as Detailing and dissemination of Product Samples, and the calculation of Net Sales. Either party may inspect and audit any records, books, and documents, kept in any

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medium, related to the other party's performance of its obligations under this
Agreement. provided that, such records shall be made available 1) to an
           -------------
independent auditor, selected by the requesting party and approved by the other party, such approval not to be unreasonably withheld, 2) upon prior written notice provided thirty (30) days in advance to the disclosing party, 3) during reasonable business hours, and 4) for the sole purpose of validating the accuracy of the information contained in such records. Such a request may be made by either party no more than twice per year and no later than two (2) years after the date of creation of the records. The independent auditor shall not reveal any Confidential Information to the requesting party other than to confirm the accuracy of the disclosing party's records. In the event of an audit of amounts due from one party to the other in which the auditor confirms a shortfall or overpayment of *** from the amount contained in the Report which is under audit, the paying party shall pay the reasonable costs and expenses of the audit. In all other cases such expenses shall be borne by the requesting party.

     3.4  Ownership of Product; Trademarks
          --------------------------------

               (a) Endo retains and shall retain all proprietary and property interests in and to the Product. Elan will not have nor represent that it has any control over or proprietary or property interests in the Product. Nothing contained in this Agreement shall be deemed to grant a license or the right or interest in any patent, trademark or other similar property of Endo except as may be authorized by Endo for Elan to Co-Promote the Product pursuant to this Agreement.

               (b) The Product shall be Co-Promoted by Elan under the trademark currently assigned to such Product in the Territory.

               (c) Elan shall promptly advise Endo of any instances of third party infringement of trademarks associated with the Product that come to Elan's attention, and shall, at the specific written request of Endo, render all reasonable assistance requested in connection with any action taken by Endo, at Endo's expense. The control of such action with respect to the intellectual property rights of Endo, including whether to initiate action and/or to settle, shall solely be under the control of Endo. Elan shall not undertake any action with respect to infringement of such Endo trademarks or trade names without Endo's prior written consent.

     3.5  Orders for Product.  It is recognized by the parties that Elan may
          ------------------
from time to time receive orders for the Product directly from third parties. Elan shall transmit said orders and purchase order numbers promptly to Endo for acceptance or rejection at Endo's sole discretion. The parties understand that all shipping of the Product and all collection of payment for the Product shall be the sole responsibility of Endo.

4.   PAYMENTS
     --------

               (a) ***.
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          (b) ***.

          (c) Endo shall make payments to Elan hereunder within seventy-five
(75) days of the end of each calendar quarter during the Term of this Agreement. For the purpose of the first such Report, the period shall begin as of the Effective Date and end on the last day of June, 2000, with calendar quarters following throughout the Term. Each payment shall represent payment against the current quarter's Report, computed as described above and prorated against the Baseline for the calculation period. Each payment shall be accompanied by a Report in reasonable detail to allow Elan to verify the calculations made, including the Gross Sales and Net Sales, along with the prescription and extended units by specialty of the Target Healthcare Professionals. Elan shall, prior to preparation of such Report, provide Endo with its data as soon as available on the prescribing and extended units of Product to Target Healthcare Professionals in the Territory for inclusion in the Report.

          (d) ***.

          (e) ***.

          (f) All sales of the Product shall be considered to be Endo revenue for accounting purposes.

5.   RECORDS AND INSPECTIONS
     -----------------------

          (a) Either party may inspect and audit any and all records, books, and documents related to the other party's performance of its obligations under this Agreement, during normal business hours provided, however, that the inspecting or auditing party shall first provide the other party with reasonable notice of any such intended inspection and/or audit. Further, Elan shall permit representatives of the FDA or their agents to visit and inspect and audit any and all records, documents, or

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facilities related to or used in the Co-Promotion, including Product Sampling of
Products by Elan in the Territory.

          (b) Record Retention. All documentation and records pertaining to this
              ----------------
Agreement shall be held by each party for the length of time specified by the applicable laws and regulations.

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6.   BEST REASONABLE EFFORTS
     -----------------------

       Each party shall use its Best Reasonable Efforts to meet its obligations under this Agreement, including, but not limited to their respective duties set forth in Article 3.

7.   RELATIONSHIP AND PUBLICITY
     --------------------------

     7.1  Relationship of Parties. Neither party shall have any responsibility
          ------------------------
for the hiring, termination, compensation or employee benefits of the other party's employees. No employees or representatives of either party shall have any authority to bind or obligate the other party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other party without said party's authorized written approval. For all purposes, and notwithstanding any provision of this Agreement to the contrary, Elan's legal relationship under this Agreement to Endo shall be that of an independent contractor.

     7.2  Public Announcements. Other than as required for the performance of
          ---------------------
its duties under this Agreement or under any legal or regulatory requirement, neither party may use the name of the other for any purpose without the prior written consent of such party, not to be unreasonably withheld. In the event either party desires to make a public announcement regarding this Agreement, it shall provide the other with as much written notice as is practical and the parties shall mutually agree as to the content of any such announcement, provided that in no event will consent to an announcement be unreasonably withheld.

8.   REGULATORY COMPLIANCE.
     ----------------------

     8.1  Recalls. At Endo's request and expense, Elan shall provide reasonable
          --------
assistance to Endo in handling any recalls of the Product. Elan will make reasonably available to Endo, upon request and at Endo's expense, all pertinent records of Elan which Endo may request to assist Endo in effecting any such recall.

     8.2  Adverse Drug Experiences For the reporting of Adverse Drug
          ------------------------
experiences, the responsibilities of the parties are as follows:

               (a) All employees of Elan, including Elan's Professional Sales Representatives, who become aware of any Adverse Drug Experience, shall use the following procedures for reporting the event(s) to Endo.

               (b) Any Adverse Drug Experience must be reported to Endo in writing within forty-eight (48) hours of knowledge of the event to Endo's Director of Medical Affairs at the address shown below, via facsimile and hard copy.

               (c) Endo shall be solely responsible for follow-up for all reports of Adverse Drug Experiences and for the preparation and submission to the FDA of all Adverse Drug Experience reports in accordance with applicable laws.

               (d) For all Adverse Drug Experiences, Elan and its Professional Sales Representatives shall not make any statement or give any opinion (written or verbal) to

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anyone that could be reasonably construed as an admission of fault on Endo's part or a promise that Endo will compensate anyone. Elan and its Professional Sales Representatives may only promise to report the Adverse Drug Experiences and follow the appropriate procedures as outlined herein.

               (e) In the event of a report of lack of therapeutic effect, Elan shall notify Endo within two (2) business days in writing to Endo's Medical Affairs Department, at the address shown below, of Elan's receipt of such report.

               (f) Elan and Endo will each appoint a contact person to address Adverse Drug Experience reporting issues as they arise.

     8.3  Product Complaints
          ------------------

               (a) If any employee of Elan, including Elan's Professional Sales Representatives, receives a complaint concerning the Product, certain forms to be designated by Endo must be completed and sent, along with a sample of Product involved in the complaint, if available, to Endo within two (2) business days of receipt of such notice by Elan.

               (b) If any employee of Elan, including Elan's Professional Sales Representatives, receives notice of Product tampering, Elan shall notify Endo within one (1) business day of receipt of such notice by Elan.

               (c) If any employee of Elan, including Elan's Professional Sales Representatives, receives notice of or any information concerning any incident that causes the Product or its labeling to be mistaken for, or applied to another article, Elan must notify Endo within two (2) business days of receipt of such notice by Elan.

     8.4  Product Inquiries.
          ------------------

               (a) For questions which Elan Professional Sales Representatives are unable to answer concerning Product identification, Product ingredients, or stability/storage information, Elan shall refer such questions to Endo's Medical Affairs Department at the telephone number and address shown below.

               (b) For medical inquiries, including those related to information outside of labeling or which Elan Professional Sales Representatives are unable to answer, Elan shall refer such inquiries to Endo's Medical Affairs Department at the telephone number and address shown below. All responses to inquiries from patients, medical professionals, or other third parties shall be provided solely by Endo. Elan shall provide reasonable assistance to Endo, at Endo's request and expense, in an effort to fully respond to such communications.

     8.5  Additional Responsibilities of the Parties.
          -------------------------------------------

               (a) Elan and Endo shall use reasonable efforts to keep each other advised of significant market, economic, regulatory and other developments which may

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affect the Promotion and/or Co-Promotion of the Product to Target Healthcare
Professionals in the Territory.

               (b) Each party shall report promptly to the other all other significant information concerning any complaint of any kind regarding the Product, the labeling of such Product, and/or the quality or packaging of the Product.

               (c) It is understood and agreed that the reporting requirements set forth in Article 8 herein are based upon Endo's policies and procedures and federal regulatory reporting requirements. Endo shall promptly advise Elan in the event of a change in the title or phone number of the person responsible for receiving Adverse Drug Experience, product complaints, and product inquiries.

               (d) Notwithstanding Article 11.2, any material failure by Elan to notify Endo under this Article 8 shall be grounds, at Endo's option, for immediate termination of this Agreement upon written notice to Elan.

9.   WARRANTIES AND INDEMNITIES.
     ---------------------------

     9.1 Reciprocal Warranties. Each party warrants and represents to the other
         ----------------------
that it has the full right and authority to enter into this Agreement, that it has taken any action (including without limitation obtaining the approval or consent of any third party), that doing so will not violate any other agreement to which it is a party, including without limitation in Endo's case any license or similar agreements by which Endo has acquired rights to the Product in the Territory, and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement (including but not limited to any intellectual property rights of any third parties).

     9.2 Indemnification by Elan. Elan shall indemnify, defend, and hold
         -----------------------
harmless Endo, its officers, agents, Affiliates, and their respective employees, from and against any and all loss, damage, claim, injury, cost or expenses, including reasonable attorneys' fees and expenses of litigation, including but not limited to any illness or personal injury, including death, or property damage, that arises out of or is attributable to: (1) any negligent act or willful misconduct of Elan with respect to the Co-Promotion, including but not limited to, the Product Sampling, of Product, including but not limited to any breach of any statutes or regulations applicable to the Co-Promotion and Product Sampling of Product by Elan or its Professional Sales Representatives or (2) Elan's breach of the terms of this Agreement, provided, however, Elan shall, under no circumstances be obligated to indemnify Endo to the extent that claims, causes of action, losses or liabilities arises out of Endo's sole negligence, willful misconduct, breach of the Agreement or breach of any statutes or regulations applicable to the use, marketing, Promotion, sale, and distribution of Product in the Territory.

     9.3 Indemnification by Endo. Endo shall indemnify, defend, and hold
         -----------------------
harmless Elan its officers, agents, Affiliates, and their respective employees, from and against any and all loss, damage, claim, injury, cost or expense, including reasonable attorneys' fees and expenses of litigation, including but not limited to any illness or personal injury, including death, or property damage, that arises out of: (1) any use, marketing, Promotion, sale, or distribution of the Product (including without limitation any allegations of product liability, misbranding or adulterated Product, or infringement of a third party's intellectual property rights); (2) the negligence or willful misconduct of Endo; or (3) breach of the terms of this Agreement by Endo provided, however, Endo shall not be obligated to indemnify Elan to the extent that any loss, damage, claim, injury, cost or expense arises out of Elan's negligence, willful misconduct, or breach of this Agreement or breach of any statutes or regulations applicable to the Co-Promotion by Elan, including Product Sampling of the Product in the Territory.

     9.4  Defense of Actions. As a condition precedent for the operation of the
          -------------------
above indemnities, the indemnified party must immediately notify the indemnifying party upon receipt of oral or written notice of any actual or alleged claim, and must allow the indemnifying party, at its discretion and cost, to undertake and control the defense of such claims through attorneys reasonably satisfactory to the indemnified party. If a claim is made, the indemnified party shall diligently assist the indemnifying party and cooperate in defending against and the gathering of all information with respect to any such incident, including but not limited to the time, place, and circumstances of the incident, and the names and addresses of the affected parties and witnesses. The indemnified party shall not, except at its own cost, voluntarily make or agree to make any payment or incur any expense in connection with any such incident or claim without the prior written consent of the indemnifying party.

     9.5  Insurance Requirements. In connection with each party's obligations as
          -----------------------
described in Articles 9.2 and 9.3 above, each party shall obtain, and maintain during the Term of this Agreement, a Comprehensive General Liability insurance policy, on an occurrence basis, with the liability limits of no less than $1 million per occurrence and $3 million in the aggregate.

10.  TERM
     ----

     10.1 Term. This Agreement shall begin on the Effective Date and shall
          -----
continue until the end of Year 3 (March 31, 2003), unless terminated earlier as set forth herein, or unless renewed by mutual written agreement of the parties. Such period, as terminated prematurely or upon renewal, shall herein be referred to as the "Term."

     10.2 Commencement of Promotion. Elan's Professional Sales Representatives
          -------------------------
shall commence Co-Promotion of the Product to Target Healthcare Professionals in the Territory no later than March 17, 2000.

11.  TERMINATION
     -----------

     11.1 Termination for Breach. Either party may terminate this Agreement at
          ----------------------
any time upon thirty (30) days prior written notice in the event that (a) the other party materially breaches this Agreement and fails to remedy or cure such breach or default within those thirty (30) days or (b) the Product is discontinued or withdrawn from the market in the Territory or sublicensed to a third party.

     11.2 Termination at Will. From and after the date which is ninety (90) days
          -------------------
prior to the end of Year 1 of the Term of this Agreement, either party may terminate this Agreement without cause upon ninety (90) days' prior written notice to the other.

     11.3 Effect of Termination. Upon the termination of the Agreement, Elan
          ---------------------
will return to Endo all Product Literature, all Product Samples, and other sales or sales training materials in the possession of Elan and its Professional Sales Representatives and sales management as promptly as practical after the date thereof except for the verification file as provided in Article 3.1(f) above. In the event this Agreement is terminated early for any reason, Elan shall receive that portion of its payment, as set forth in Article 4 above, which was earned prior to the effective date of termination.

     11.4 No Prejudice. Termination of this Agreement shall be without
          -------------
prejudice to (a) any remedies which any party may then or thereafter have hereunder or at law, (b) either party's right to receive any amounts accrued under this Agreement prior to the termination date but which are unpaid or become payable thereafter and (c) either party's right to obtain performance of any obligation provided for in this Agreement which shall survive termination.

12.  SAMPLES
     -------

     12.1 Forecasting.
          -----------

               (a) Product Sample Estimates. Within fifteen (15) days of
                   -------------------------
execution of this Agreement, Elan shall provide to Endo an estimate in writing of its requirements for Product Samples by month for the calendar year 2000, provided that, for the period March 1, 2000 to August 31, 2000, the parties
-------- ----
shall mutually agree, based upon Elan's needs for and Endo's current supply of Product Samples as to the actual amount of Product Samples to be provided to Elan. Thereafter, one hundred twenty (120) days prior to the beginning of each calendar quarter, Elan shall provide to Endo an estimate of its requirements for Product Samples by month for the upcoming four (4) calendar quarters. These estimates for Product Samples shall be estimates only and shall not constitute binding commitments for Product Samples.

               (b) Product Sample Firm Orders. For the period March 1, 2000 to
                   ---------------------------
August 31, 2000, Elan's written Product Sample Estimates shall constitute a Firm Order, provided that, during such time period the parties shall mutually agree,
       --------------
based upon Elan's needs for and Endo's current supply of Product Samples as to any adjustments, if necessary, in the amount of Product Samples supplied to Elan pursuant to this Firm Order. At least one hundred eighty (180) days prior to the beginning of a calendar quarter Elan will provide Endo with a Firm Order for Product Samples for said calendar quarter. For the first six (6) months of the Agreement, Elan's Firm Orders for Product Samples may not be less than the Product Sample Estimates provided in paragraph 12.1(a) above, unless Endo determines otherwise. For the remaining Term of the Agreement, Elan's Firm Orders for Product Samples may not be less than seventy-five percent (75%) nor greater than one hundred thirty-five percent (135%) of the estimates for such calendar quarter provided in paragraph 12.1(a) above. Endo shall be required to supply to Elan such Firm Orders of Product Samples for the applicable calendar quarter.

     12.2 Provision of Samples.  Endo shall make available quantities of Product
          ---------------------
Samples for use by Elan in Co-promoting the Product, and shall use reasonable efforts to be in a position to supply the forecasts provided by Elan from time to time. In the event of a shortfall in Product Sample availability, Endo shall notify Elan promptly as soon as it becomes aware of the prospect of such a shortage, and shall prorate Product Samples among the Elan and Endo Professional Sales Representatives in a method which is fair and equitable, as Elan and Endo may mutually agree. Endo shall ship samples, at Elan's expense to Elan's headquarters or such other location(s) and by a carrier as Elan may specify from time to time and as approved by Endo. Elan shall pay Endo its actual and reasonable out-of-pocket cost for such Product Samples, plus shipping costs. The storage by Elan and its Professional Sales Representatives of such Product Samples shall be at Elan's expense. All Product Samples which are in the hands of the Elan Professional Sales Representatives and which are undistributed by their expiration date shall be destroyed by Elan at its expense.

     12.3 Invoicing of Product Samples. Endo shall invoice Elan for Product
          -----------------------------
Samples upon shipment, and such invoices are due and payable within thirty (30) days of the invoice date unless such shipment has not been received as of that due date. Elan shall promptly notify Endo upon learning that any Product Samples shipped by Endo to a Professional Sales Representative or Elan have been lost or have not been received as scheduled. Elan shall notify Endo promptly upon receiving information which could raise a suspicion that any of the subject Product Samples have not been properly handled or have been handled in a manner prohibited by law. Elan shall take all steps reasonably necessary to commence *** a full investigation of any suspected mishandling by Elan or one of its Professional Sales Representatives of a Product Sample.

13.  CONFIDENTIALITY
     ---------------

     13.1 Requirements.
          -------------

               (a) Each party agrees not to use Confidential Information (as hereinafter defined) furnished by the other party for any purpose other than for purposes of performing its obligations under this Agreement. Each party will treat Confidential Information furnished by the other party with the same degree of care as it treats its own proprietary information (but in no event less than a reasonable degree of care) and will not disclose the same, for a period of five (5) years after the termination or expiration of this Agreement, to any third party without the prior written consent of the party which furnished such information.

               (b) If, to carry out its obligations under this Agreement or under law, or with the prior written consent of the disclosing party, the receiving party of any Confidential Information of the other must disclose such Confidential Information of the other to a third party, the receiving party shall require any such third party to first be bound by the confidentiality provisions of this Agreement by requiring such third party to enter into an appropriate written confidentiality agreement. The parties shall supply each other with a copy of all confidentiality agreements entered into pursuant to this provision.

     13.2 Confidential Information. "Confidential Information" refers to all
          -------------------------
proprietary technical, business and Marketing information of the other party (including, without limitation, all sales and Marketing plans) disclosed by one party to the other except:

               (a) information which at the time of disclosure is in the public domain or thereafter becomes part of the public domain through no act of the receiving party amounting to a breach of this Agreement;

               (b) information which the receiving party can establish by competent written proof was in its possession at the time of disclosure by the disclosing party and was not acquired, directly or indirectly, from the disclosing party;

               (c) information which the receiving party receives from a third party; provided however, that such information was not unlawfully obtained by said third party, directly or indirectly from the disclosing party;

               (d) information or data which is independently developed by the receiving party without the use of the disclosing party's Confidential Information; and

               (e) information which is required to be disclosed to governmental agencies or by legal process, in which case the receiving party will notify the disclosing party and cooperate reasonably with the disclosing party to seek confidential treatment of the information.

     13.3  Return of Confidential Information. Upon termination or expiration of
           -----------------------------------
this Agreement and upon the request of the disclosing party, the receiving party shall return all such Confidential Information and copies thereof in its possession, except that each party may keep one copy of such Confidential Information in its Legal Department confidential files solely for archival purposes and this copy will not be distributed in any manner other than as provided in Article 13.2, without the express prior written permission of the disclosing party.

14.  MISCELLANEOUS
     -------------

     14.1  Force Majeure. Neither party shall be liable to the other for delays
           --------------
in delivery of Product or failure to perform any provision of this Agreement if such failure or delay results from an act of God, war conditions, sabotage, governmental regulations or actions, embargo, fire, strike, labor trouble or any other cause beyond the affected party's reasonable control. Upon the occurrence of any such event which results or will result in failure or delay to perform hereunder as described above, the party whose performance is hereby prevented or delayed shall immediately give notice of such occurrence and the effect and/or anticipated effect of such occurrence on the performance of such party to the other party. The party whose performance is so affected shall use reasonable efforts to minimize disruptions in performance and to resume full performance hereunder as soon as possible under the circumstances. In the event of such an occurrence, either party shall have the right to immediately terminate this Agreement.

     14.2  Severability.  If and to the extent that any provision (or any part
           -------------
thereof) of this Agreement is held to be invalid, illegal or unenforceable, such holding shall in no way affect the validity, legality or enforceability of the remainder of this Agreement. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, the parties shall negotiate in good faith to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

     14.3  Assignment.  Neither party may assign its interests, rights, duties,
           -----------
and obligations under this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld, provided, however, that, without releasing the assigning party from its obligations hereunder, Elan and Endo may assign their respective interests, rights, duties, and obligations hereunder to any Affiliate or any successor in business, including as a result of a merger or acquisition by a third party of substantially all or all of the assigning party's assets, or acquisition of fifty percent (50%) of any equity in the assigning party, or any reorganization of the assigning party so long as the acquiror and/or surviving organization/entity (i) is a financially capable business entity, and (ii) expressly assumes in writing those interests, rights, duties, and obligations.

     14.4  Modifications and Amendments. This Agreement shall not be modified or
           -----------------------------
otherwise amended except pursuant to an instrument in writing executed and delivered by each of the parties hereto.

     14.5  Notices. Any notice to be given hereunder by either party to the
           --------
other party shall be in writing and delivered personally, or sent by nationally recognized overnight courier or delivery service and shall be deemed given when delivered, if by personal delivery or overnight delivery service, and shall be addressed:

     If to Elan:         Elan Pharmaceuticals, Inc.
                         800 Gateway Boulevard
                         South San Francisco, California 94080
                         Attention: Vice President, Commercial and Legal Affairs
                         Fax: 650-875-3620
                         Telephone: 650-877-7667

     With a Copy to:     Elan Pharmaceuticals, Inc.
                         800 Gateway Blvd.
                         South San Francisco, California 94080
                         Attention: President and Chief Operating Officer,
                         North America Division
                         Fax: 650-553-7155
                         Telephone: 650-877-7650

     If to Endo:         Endo Pharmaceuticals Inc.
                         223 Wilmington West Chester Pike
                         Chadds Ford, PA 19317
                         Attention: President
                         Fax: 610-558-9682
                         Telephone: 610-558-9800

     With a Copy to:     Endo Pharmaceuticals Inc.
                         223 Wilmington West Chester Pike
                         Chadds Ford, PA 19317
                         Attention: General Counsel
                         Fax: 610-558-9682
                         Telephone:610-558-9800
or to such other address as either party shall hereafter designate by notice given in accordance with this Article.

     14.6    Governing Law. This Agreement shall be governed by and shall be
             --------------
construed in accordance with the laws of the State of Delaware.

     14.7    Waiver. The failure of either party to require the performance of
             -------
any term of this Agreement, or the waiver of either party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

     14.8    No Agency. Nothing in this Agreement shall be construed to make the
             ----------
relationship of Endo and Elan herein a joint venture, association or partnership or make the parties agents of one another. The parties are not authorized to act as agents of one another as to any matter or make any representations to any third parties indicating or implying the existence or any such agency relationship.

     14.9    Survival of Certain Provisions. The provisions of this Agreement
             -------------------------------
which by their meaning are meant to survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

     14.10   Disputes. Any disputes or disagreements between the parties shall
             ---------
be referred to senior management for good faith discussion and efforts at resolution, reserving all rights either party may have.

     14.11   Headings. The Article headings contained in this Agreement are for
             ---------
reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

     14.12   Counterparts. This Agreement may be executed in two or more
             -------------
counterpart each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

     14.13   Entire Agreement. This Agreement constitutes the entire agreement
             -----------------
and understanding between the parties and supersedes all previous understandings, agreement and representations between the parties, written or oral, with respect to the subject matter hereof, other than any currently effective confidentiality or nondisclosure agreement between the parties or their Affiliates.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ENDO PHARMACEUTICALS INC.                    ELAN PHARMACEUTICALS, INC.


By: /s/ Carol A. Ammon                       By: /s/ Michael P. Coffee
    ------------------------                     -----------------------------
Name: Carol A. Ammon                         Name: Michael P. Coffee
      ----------------------                       ---------------------------
Title: President & CEO                       Title: President and COO-North
       ---------------------                        --------------------------
                                                    American Division
                                                    --------------------------

                                  ATTACHMENT I
                                      ***

                                       21